UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-A/A

Amendment No. 4

to

Form 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Southwestern Energy Company

(Exact name of registrant as specified in its charter)

Delaware	71-0205415
(State of incorporation or organization)	(IRS Employer Identification No.)

2350 North Sam Houston Parkway East, Suite 125 Houston, Texas 77032 (281) 618-4700	77032
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Series A Junior Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form related to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A
Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

Reference is made to Item 1 of Amendment No. 3 to the Registration Statement on Form 8-A of Southwestern Energy Company (the “Company”) filed with the Securities and Exchange Commission on April 9, 2009 relating to the Second Amended and Restated Rights Agreement (the “Rights Agreement”), dated as of April 9, 2009, between the Company and Computershare Trust Company, N.A. as rights agent.

On February 25, 2010, the Company and the Rights Agent entered into an amendment (the “Amendment”) to the Rights Agreement, to be effective on February 26, 2010.  Pursuant to the Amendment, the Final Expiration Date of the Rights (each as defined in the Rights Agreement) was advanced from April 8, 2019 to February 26, 2010.  As a result of the Amendment, as of 5:00 p.m. New York City time, on February 26, 2010, the Rights will no longer be outstanding and will not be exercisable and the Rights Agreement will be terminated and of no further force and effect.

The Amendment is filed as Exhibit 4.1 to this Amendment No. 4 to Form 8-A and incorporated by reference herein.  The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.

Item 2. Exhibits.

        List below all exhibits filed as part of the registration statement:

4.1

First Amendment to Second Amended and Restated Rights Agreement dated February 25, 2010 between Southwestern Energy Company and Computershare Trust Company, N.A., as Rights Agent (Filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on February 25, 2010, and incorporated herein by reference).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SOUTHWESTERN ENERGY COMPANY

Dated: February 25, 2010	By:	/s/ GREG D. KERLEY
	Name:	Greg D. Kerley
	Title:	Executive Vice President and
Chief Financial Officer